Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion to the use in the Prospectus constituting a part of this Registration Statement on Form F-4 of our report dated April 11, 2024, relating to the consolidated financial statements of TMT Acquisition Corp and Subsidiaries (the “Company”) as of and for the years ended December 31, 2023 and 2022, which is contained in that Prospectus. Our report contained an explanatory paragraph regarding substantial doubt about the Company’s ability to continue as a going concern.

We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

/s/ UHY LLP

New York, New York
June 26, 2024